Exhibit 1

.

Alpha Pro Tech

LTD

ALPHA PRO TECH, LTD. ANNOUNCES DISTRIBUTION AGREEMENT WITH

ABC SUPPLY CO. FOR HOUSEWRAP PRODUCTS

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Valdosta, Georgia — May 29, 2007, Alpha Pro Tech (AMEX: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that its subsidiary, Alpha ProTech Engineered Products, Inc., has signed a Vendor Supply Agreement with ABC Supply Co. Inc. (“ABC”) and its division, Amcraft Building Products. This supply agreement will enable ABC and Amcraft to distribute Alpha Pro Tech’s housewrap and tape products in the weatherization systems for new construction as well as the residing market.

Alpha Pro Tech will private label the housewrap for Amcraft under the name “ProGuard Quality Housewrap” and this private labeled product will be available at ABC Supply locations exclusively.

Jerry Juszak, General Manager of Amcraft Building Products, stated, “The housewrap will nicely compliment Amcraft’s Vinyl Siding and the shipping points are perfectly situated for our customer base.”

Danny Montgomery, Senior Vice President of Alpha ProTech Engineered Products, Inc., added, “We are excited to pair with ABC and Amcraft and look forward to meeting their expanding manufacturing needs. This announcement enables us to reach a new audience of consumers and contractors nationwide, benefiting from the strong reputation and relationship that ABC and Amcraft has built over the years. We initially forecast approximately $4 million in annual housewrap purchases from ABC and Amcraft and expect this to increase as the private label program gains traction.  In addition, we are continuing our efforts to sign additional regional and national distribution accounts for our Engineered Products.”

About Amcraft

Amcraft is a supplier of vinyl siding and windows, selling its product exclusively through ABC Supply Company.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets.  In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India.  For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.